FXCM Reports Monthly Metrics

NEW YORK, NY, June 7, 2012 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for May 2012 for its retail and institutional foreign exchange business. Monthly activities included:

May 2012

Retail Trading Metrics

•	Retail customer trading volume(1) of $304 billion in May 2012, 23% higher than April 2012 and 7% lower than May 2011.

•	Average retail customer trading volume(1) per day of $13.2 billion in May 2012, 12% higher than April 2012 and 11% lower than May 2011.

•	An average of 362,293 retail client trades per day in May 2012, 12% higher than April 2012 and 0.4% lower than May 2011.

~~•~~	Tradeable accounts(2) of 203,873 as of May 31, 2012, an increase 1,334, or 1% from April 2012, and an increase of 36,029,or 21%, from May 2011.

Institutional Trading Metrics

•	Institutional customer trading volume(1) of $138 billion in May 2012, 34% higher than April 2012 and 73% higher than May 2011.

•	Average institutional trading volume(1) per day of $6.0 billion in May 2012, 22% higher than April 2012 and 65% higher than May 2011.

•	An average of 16,496 institutional client trades per day in May 2012, 21% higher than April 2012 and 90% higher than May 2011.

“May turned out to be a solid month for FXCM. Despite weak volatility in the first half of the month, we saw a nice rebound in the second half of the month, and this can be seen through our volumes. We are well positioned if trends in volatility continue,” said Drew Niv, Chief Executive Officer.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1)	Volume that FXCM customers traded in period translated into US dollars.

(2)	An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications

jsales@fxcm.com

or

For Investors:

Thomas Porac, 646-432-2986

Vice-President, Investor Relations

investorrelations@fxcm.com